Exhibit 99.B(d)(7)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Copeland Capital Management, LLC

Dated September 11, 2019, as amended March 24, 2022

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Catholic Values Trust

Catholic Values Equity Fund          [REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		Copeland Capital Management, LLC

By:	/s/ James Smigiel	By:	/s/ Sofia A. Rosala

Name:	James Smigiel	Name:	Sofia A. Rosala

Title:	Chief Investment Officer	Title:	General Counsel and CCO